Exhibit 99.1
SARBANES-OXLEY ACT OF 2002
REQUIRED NOTICE OF REPUBLIC SERVICES
EQUITY SECURITIES TRADING RESTRICTION
June 2, 2009
As you are aware, the Republic Services 401(k) Plan (the “Republic Plan”) will be merged into the Allied Waste Industries, Inc. 401(k) Plan (the “Allied Plan”) through a direct transfer of all assets under the Republic Plan to the Allied Plan, resulting in changing the record-keeper of the Republic Plan, the trustee of the Republic Plan and investment options available in both the Republic Plan and Allied Plan.
Due to the merger of the Republic Plan into the Allied Plan, participants in the Republic Plan will be temporarily unable to access their account information, direct or diversify investments in their individual accounts (including their investments in Republic Services common stock), obtain a loan, or obtain a distribution. This period, during which participants under the Republic Plan will be unable to exercise these rights otherwise available under the Republic Plan, is called a “blackout period.”
The blackout period for the Republic Plan is expected to begin at 3:00 p.m. Eastern time on June 26, 2009 and end July 10, 2009.
During this period, you can determine whether the blackout period has started or ended by contacting Republic Services Retirement Service Center at 1-800-881-1751 Monday through Friday from 9 a.m. to 9 p.m., Eastern time (excluding holidays). The Republic Services Retirement Service Center is located at P.O. Box 452, Little Falls, NJ 07424.
Regardless of whether you are a participant in either the Republic Plan or the Allied Plan, if you are a Section 16 Insider (director or executive officer), YOU WILL BE PROHIBITED FROM PURCHASING, SELLING OR OTHERWISE ACQUIRING OR TRANSFERRING ANY REPUBLIC SERVICES EQUITY SECURITIES (other than an exempt security, as defined in Section 3(a)(12) of the Securities Exchange Act of 1934) you acquire or previously acquired in connection with your service or employment as a director or executive officer, during the Republic Plan’s blackout period. This prohibition against trading Republic Services equity securities during the blackout period will not preclude you from engaging in exempt transactions described in Rule 101(c) of the Securities and Exchange Commission’s Regulation BTR.
Please remember that in addition to this prohibition against trading Republic Services equity securities during the blackout period, you are generally prohibited from buying, selling or recommending securities while you are aware of material, non-public information about any security or its issuer.
Federal securities laws require us to provide this notice to you as a director or executive officer. If you have any questions, please contact Michael Rissman, acting General Counsel of Republic Services, Inc., at the following:
Republic Services, Inc.
18500 North Allied Way
Phoenix, Arizona 85054
(480) 627-2700